Exhibit 10.2

ArcLight Energy Partners Fund I, L.P.
ArcLight Energy Partners Fund II, L.P.
c/o ArcLight Capital Partners LLC
200 Clarendon Street, 55th Floor
Boston, MA  02117

April 2, 2008

Bridge Facility Commitment Letter

Patriot Coal Corporation
12312 Olive Boulevard, Suite 400
St. Louis, Missouri 63141

Attention:  Mark N. Schroeder

Ladies and Gentlemen:

You have advised ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P. (collectively, “ArcLight” or “us”) that Patriot Coal Corporation (the “Borrower” or “you”) intends to acquire (the “Transaction”) Magnum Coal Company (“Magnum”) pursuant to an agreement and plan of merger dated as of April 2, 2008 (the “Merger Agreement”).  In that connection, you have requested that ArcLight commit to provide to the Borrower a subordinated second lien bridge loan facility in a principal amount of $150,000,000 (the “Bridge Facility”).

ArcLight is pleased to advise you of its commitment to provide the entire amount of the Bridge Facility upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”; capitalized terms not otherwise defined herein shall have the meanings set forth in the Term Sheet).  You and ArcLight have discussed the desire to have other lenders participate in the Bridge Facility and ArcLight agrees to assist you in your efforts to obtain commitments from other potential lenders approved by ArcLight for the Bridge Facility.

In connection with the Bridge Facility, you agree promptly to prepare and provide to ArcLight all information with respect to the Borrower, its subsidiaries and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the Bridge Facility.  In connection with the Bridge Facility, you hereby represent and covenant that to the best of your knowledge (a) all information (other than Projections) provided to ArcLight, including any updates and supplements thereof (the “Information”), when taken as a whole will be correct in all material respects and will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, not misleading in any material respect under the circumstances under which such statements are made at the time such statements are made, and (b) the Projections that have been or will be made available to ArcLight or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions (it being understood that the Projections are as to future events and are not viewed as facts and that actual results during the period or periods covered may differ significantly from the projected results and such difference may be material).  You understand that ArcLight and any other potential participants in the Bridge Facility may use and rely on the Information and Projections without independent verification thereof.

As consideration for ArcLight’s commitment hereunder, you agree to pay to ArcLight the non-refundable fees set forth in the Fee Letter dated as of the date hereof and delivered herewith (the “Fee Letter”).

ArcLight’s commitment hereunder is subject to (a) the absence of a Parent Material Adverse Effect (as defined in the Merger Agreement) as of the date hereof, (b) the negotiation, execution and delivery on or before September 30, 2008 of definitive documentation with respect to the Bridge Facility reasonably satisfactory to ArcLight and its counsel on Acceptable Bridge Terms (as defined in the Term Sheet) and (c) the conditions set forth herein and in the Term Sheet.  Notwithstanding anything herein to the contrary, ArcLight agrees that the execution and delivery of the Merger Agreement and consummation of the transactions contemplated thereby shall not constitute a material adverse condition or a material adverse change hereunder.  Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of ArcLight and the Borrower.

You agree to indemnify and hold harmless ArcLight, its affiliates and its respective officers, directors, employees, advisors, and agents in their respective capacities as the provider of the Bridge Facility (each, an “indemnified person”) from and against any and all third party claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Bridge Facility, the use of the proceeds thereof or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person.  No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems other than where such damages are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and neither you  nor any indemnified person shall be liable for any special, indirect, consequential or punitive damages in connection with the Bridge Facility.

This Commitment Letter and the Fee Letter shall not be assignable by any party hereto without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and ArcLight.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter (including the attached exhibit) and the Fee Letter set forth the entire understanding of the parties hereto as to the scope of the obligations of ArcLight under this Commitment Letter.  This Commitment Letter shall supersede all prior understandings and proposals, whether written or oral, between ArcLight and you relating to the Bridge Facility or the transactions contemplated under this Commitment Letter.  This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.  To the fullest extent permitted by applicable law, the Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and the United States Federal District Court for the Southern District of New York and any appellate court from any thereof in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the Fee Letter and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court.  The parties hereto hereby waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE FEE LETTER.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) that this Commitment Letter and the Term Sheet may be disclosed to your and your affiliates’ and Magnum and Magnum’s affiliates’ officers, directors, employees, agents and advisors, including your bank group who are directly involved in the consideration of this matter or the Merger Agreement (or both) (provided that this Commitment Letter and Term Sheet may be disclosed to your bank group only upon the condition that you shall direct such bank group to keep this Commitment Letter and Term Sheet, and all of the terms and the substance contained therein, strictly confidential) or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law, including applicable securities laws (in which case you agree to inform us promptly thereof).

The confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect notwithstanding the termination of this Commitment Letter or ArcLight’s commitment hereunder.  Notwithstanding the foregoing, all obligations of the parties under this Commitment Letter, shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Bridge Facility upon the execution thereof, and each party shall automatically be released from all liability in connection therewith at such time.

This Commitment Letter has been and is made solely for the benefit of the parties hereto, the indemnified persons, and their respective successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or the agreements of the parties contained herein.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on April 2, 2008.  The commitments and agreements of the parties hereto will automatically expire (a) at such time in the event ArcLight has not received such executed counterparts in accordance with the immediately preceding sentence, (b) upon termination of the Merger Agreement and (c) on September 30, 2008 (the “Termination Date”) if the Closing Date has not yet occurred.  Each party hereto may terminate their respective commitments and agreements under this Commitment Letter at any time if any material breach or material default that, in each case, is not capable of being cured occurs in the performance of any of your obligations to any of the parties hereto with respect to the Transaction.  You may terminate your agreements under this Commitment Letter at any time prior to the Drawdown Date upon written notice to us, in which case ArcLight’s commitments and agreements under this Commitment Letter will automatically expire; provided, however, that all amounts due and owing under the Fee Letter shall have been paid in full.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

ArcLight is pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

ARCLIGHT ENERGY PARTNERS FUND I, L.P.

By:	ArcLight PEF GP, LLC, its General Partner

By:	ArcLight Capital Holdings, LLC, its Manager

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: Manager

By:	/s/ Robb E. Turner
Name: Robb E. Turner
Title: Manager

ARCLIGHT ENERGY PARTNERS FUND II, L.P.

By:	ArcLight PEF GP II, LLC, its General Partner

By:	ArcLight Capital Holdings, LLC, its Manager

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: Manager

By:	/s/ Robb E. Turner
Name: Robb E. Turner
Title: Manager

Accepted and agreed to
as of the date first
written above by:

PATRIOT COAL CORPORATION

By:   /s/ Mark N. Schroeder
Name: Mark N. Schroeder
Title: Senior Vice President & Chief Financial Officer

Exhibit A
   to the Commitment Letter

BRIDGE FACILITY

Summary of Terms and Conditions

April 2, 2008

Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Commitment Letter dated April 2, 2008 (the “Commitment Letter”), from ArcLight to the Company, of which this Summary of Terms and Conditions forms an integral part.  For the avoidance of doubt, it is understood that the Bridge Facility Documentation shall be on (a) the terms and conditions set forth in this Term Sheet, the Commitment Letter and the Fee Letter, and (b) such other terms and conditions not materially less favorable, taken as a whole, to the Company than those set forth in the Existing Credit Agreement (collectively, the “Acceptable Bridge Terms”).

Borrower:	Patriot Coal Corporation (“Patriot” or the “Company”).

Lenders:	ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P. (collectively, “ArcLight” or the “Lender”).

Guarantors:	The Guarantors under the Existing Credit Agreement.

Facility:
Up to U.S.$150,000,000 loan facility (the “Loan”) under the unconditional guarantee of the Guarantors subordinated as to lien and payment priority on the terms set forth in the Intercreditor Agreement (the “Guarantees”).  Once repaid or prepaid, the Loan may not be reborrowed.

Use of Proceeds:	The proceeds of the Loan shall be used by the Company to repay a portion of the senior secured indebtedness of Magnum Coal Company (“Magnum”) and to pay related fees and expenses.

Availability:
Upon three business days’ prior notice, all or a portion of the Loan will be available in a single drawdown on the date upon which all such conditions precedent described below are satisfied, such date to occur no later than the Termination Date (such date, the “Drawdown Date”).

Any amounts undrawn on the Drawdown Date will be cancelled and shall not be available for drawings thereafter.

Fees:	As set forth in the Fee Letter.

Interest Rate:
One month LIBOR plus 5.00% per annum (the “Initial Interest Rate”); provided, however that LIBOR shall never be less than 3.25%.  Accrued interest shall be payable in arrears on the last business day of each month following the Drawdown Date and upon Maturity and prepayment of any amounts under the Loan.  The portion of interest payable hereunder which exceeds the Initial Interest Rate shall be mandatorily paid-in-kind.

Default Rate:	The then-current interest rate plus 2.00% per annum.

Maturity Date:	April 30, 2012.

Repayment:	Principal shall be repaid in a single payment on the earlier of (a) the Maturity Date and (b) the date of the Optional Prepayment or the Mandatory Prepayment, each as described below.

Optional Prepayment:
The Company may, at its option, upon notice to ArcLight, at any time or from time to time after the date that is six months after the Drawdown Date, voluntarily prepay the Bridge Facility in full (but not in part) subject to payment of a premium, calculated as a percentage of the then outstanding Loan balance, plus accrued and unpaid interest thereon (as set forth in the chart below); provided, that such notice must be received by ArcLight not later than 11:00 a.m., three (3) business days prior to such voluntary prepayment.  If such notice is given by the Company, the Company shall make such prepayment and such payment shall be due and payable on the date specified therein.

Payment Date	Premium

Month 7	7.00%
Month 8	7.75%
Month 9	8.50%
Month 10	9.25%
Month 11	10.00%
(or thereafter)

The Company may not optionally prepay the Loan prior to the seventh month subsequent to the Drawdown Date.

Mandatory Prepayment:
Beginning on the date which is the first day of the eleventh month subsequent to Drawdown Date, the Company  shall  prepay the Loan in full (and not in part), on request from the Lender not later than 11:00 a.m., three (3) business days prior to such mandatory prepayment (the “Lender Notice”), subject to payment of a premium, calculated as 10.00% of the then outstanding Loan balance (excluding any portion of such balance in respect of any accrued interest added to principal as contemplated by the penultimate proviso of this paragraph) (the “Prepayment Premium”), plus accrued and unpaid interest thereon (the full amount of the Loan being prepaid, including such accrued and unpaid interest thereon and the Prepayment Premium, the “Put Amount”); provided, however, that beginning on the date which is the first day of the twelfth month subsequent to the Drawdown Date, if the Company shall fail to prepay the Put Amount, then the then-current interest rate of the Bridge Facility will increase by 200 basis points and shall increase by an additional 200 basis points at the end of each 180-day period thereafter; and provided further, that the total interest payable by the Company shall not exceed the maximum rate permitted by applicable law; and provided further, that that the principal amount of the Loan on a going-forward basis to which such Initial Interest Rate increases (which, for the avoidance of doubt, shall include all increases set forth above) shall be applicable shall be equal to the Put Amount.

The Lender may not require a mandatory prepayment of the Loan prior to the first day of the eleventh month subsequent to the Drawdown Date.

Documentation:
Promissory note and other customary credit documents as ArcLight reasonably determines to be appropriate in connection therewith (the “Bridge Facility Documentation”). The Bridge Facility Documentation shall be on the Acceptable Bridge Terms and otherwise reasonably satisfactory in form and substance to ArcLight and its counsel, and all legal matters in connection with the transaction contemplated hereby shall be reasonably satisfactory to such counsel.

Conditions Precedent to

Drawdown:
The availability of the Bridge Facility shall be conditioned upon the continuing satisfaction on or before the Termination Date of the conditions precedent set forth below (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”):

a) evidence of corporate authority, incumbency, and signatures;

b) execution and delivery of Bridge Facility Documentation and receipt of legal opinions required under the Bridge Facility Documentation;

c) absence of any default or event of default (excluding any default or event of default with respect to any representation or warranty not included in clause (ii) below); continuing accuracy of representation and warranties; provided that the only representations and warranties the making of which shall be a condition to availability of the Loan on the Drawdown Date shall be such of the representations and warranties (i) made by or on behalf of the Company and its subsidiaries in the Merger Agreement as are material to the interests of the Lender, but only to the extent that Magnum has a right not to consummate the merger and related transactions contemplated by the Merger Agreement and (ii) set forth herein relating to corporate power and authority, due authorization, execution and delivery, in each case as they relate to the entering into and performance of the Bridge Facility Documentation, the enforceability of the Bridge Facility Documentation, Federal Reserve margin regulations, the Investment Company Act and the status of the Loan as senior debt;

d) consummation of the merger and related transactions contemplated by the Merger Agreement in accordance with the terms thereof, and no provision thereof shall have been waived, amended, supplemented or otherwise modified by the Company that would be materially adverse to the interests of the Lender (solely in that capacity);

e) the consummation of the amendment of that certain Credit Agreement, dated as of October 31, 2007, among the Company, the lenders party thereto, and Bank of America, N.A., as administrative agent thereunder (the “Existing Credit Agreement”) (which amendment is attached as Appendix 7); confirmation that the Company has no other indebtedness other than as permitted under the Existing Credit Agreement; and the same has not been waived, amended, supplemented or otherwise modified in any manner materially adverse to the interests of the Lender without the Lender's consent, such consent not to be unreasonably withheld or delayed;

f)  all documents and instruments required to perfect the ArcLight’s second priority security interest in the collateral under the Bridge Facility shall, pursuant to the Bridge Facility Documentation, have been executed;

g) certified copies of all necessary governmental approvals and consents for the Loan; and

h) a solvency certificate from the chief financial officer of the Company, which shall document the solvency of the Company after giving effect to the Transaction.

Representations
and Warranties:	As set forth in Appendix 1.

Affirmative
Covenants:	As set forth on Appendix 2.

Financial
Covenants:
a) EBITDA to consolidated interest expense to be not less than a ratio of 4.00, at the end of each fiscal quarter for the prior four quarters, calculated and using such defined financial and other terms as set forth in the Existing Credit Agreement; and

b) Total debt at the end of each fiscal quarter to EBITDA for the prior four quarters not to exceed a ratio of 2.75, calculated and using such defined financial and other terms as set forth in the Existing Credit Agreement.

Negative
Covenants:	As set forth on Appendix 3.

Events of Default:	As set forth on Appendix 4 (collectively, the “Events of Default”).

Collateral:
The Loan shall constitute a secured “silent” second lien obligation of the Company that is subordinated in right of payment and the Guarantees shall constitute a secured “silent” second lien obligation of the Guarantors that is subordinated in right of payment, all as set forth in the Intercreditor Agreement, the form of which is set forth as Appendix 6.

The Bridge Facility shall be secured by the Collateral, as defined in the Existing Credit Agreement.  The priority of the security interests and related creditor rights between the Existing Credit Agreement and the Bridge Facility will be set forth in an intercreditor agreement, the form of which is attached as Appendix 6.

Certain Definitions:	As set forth on Appendix 5.

Taxes:
Any and all payments made in connection with the Loans shall be made in U.S. dollars free and clear of any and all current or future taxes, deductions, charges, set-offs or counterclaims on Acceptable Bridge Terms and in a manner not more favorable to the Lender than the terms available to the lenders under the Existing Credit Agreement.

Assignment and
Participations:	The Lender, in its sole discretion, may assign all or a portion of the Loan under the facility, or may sell participations therein, to another person or persons.

Governing Law and
Jurisdiction:	The State of New York and submission to New York jurisdiction and waiver of jury trial, to the same extent as set forth in the Existing Credit Agreement.

Expenses:
The Company shall reimburse ArcLight for all reasonable and documented out-of-pocket expenses incurred in the preparation, negotiation, execution of the Bridge Facility Documentation and enforcement of the Loans, to the same extent as set forth in the Existing Credit Agreement.

Appendix 1
to the Term Sheet

Representations and Warranties to be Incorporated
into the Bridge Facility1

Below are the representations and warranties set forth in Article V of that certain Credit Agreement, dated as of October 31, 2007, among the Company, the lenders party thereto, and Bank of America, N.A., as administrative agent thereunder, as amended as of the date hereof (the “Existing Credit Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in (i) the Commitment Letter dated April 2, 2008 (the “Commitment Letter”), from ArcLight to the Company, of which this Appendix 1 forms an integral part, or (ii) the Existing Credit Agreement, in each case as appropriate.  All section references set forth below, or any use of the phrases “herein,” “hereunder,” or similar phrases, shall refer to the relevant sections of the Existing Credit Agreement.  For the avoidance of doubt, it is understood that the representations and warranties contained in the Bridge Facility Documentation shall (i) with respect to the matters set forth below, be in the form set forth below, with such modifications as shall be necessary to give effect to the terms and conditions set forth in the Term Sheet, the Commitment Letter, the Fee Letter and, where applicable, to permit and give effect to the existence of the Existing Credit Agreement, and (ii) in the case of all other matters, be on Acceptable Bridge Terms.

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01. Existence, Qualification and Power.  Each Loan Party (a) (i) is duly organized or formed and, validly existing and (ii) in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and Related Documents to which it is a party and consummate the Transactions, and (c) is duly qualified and is licensed and, as applicable, in good standing, under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a)(ii), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02. Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document and Related Document to

______________
 1 To conform to final amendment to the Existing Credit Agreement upon satisfactory review of the same by ArcLight and its counsel.

which such Person is a party, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (except for any Liens that may arise under the Loan Documents) under, or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in each case referred to in clause (b)(ii) or (c) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03. Governmental Authorization; Other Consents.  (a) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority and (b) no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with any other Person, in each case, is necessary or required in connection with (i) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document or Related Document, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (iii) the perfection of the Liens created under the Collateral Documents (including the first priority nature thereof), (x) except for those approvals, consents, exemptions, authorizations or other actions which have already been obtained, taken, given or made and are in full force and effect, (y) any filings required to perfect the Liens created under the Collateral Documents and (z) those landlord consents required with respect to the leasehold mortgages required to be delivered hereunder.  All applicable waiting periods in connection with the Transactions have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

5.04. Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally, general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.

5.05. Financial Statements; No Material Adverse Effect.  (a)  The Audited Financial Statements of the Borrower and its Subsidiaries (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for Taxes, material commitments and material Indebtedness.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated June 30, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since June 30, 2007, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at June 30, 2007, and the related consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the six months then ended, certified by the chief financial officer or treasurer of the Borrower, copies of which have been furnished to the Administrative Agent, fairly present in all material respects the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP.

(e) The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable in light of the conditions existing at the time of delivery of such forecasts.

5.06. Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, any Related Document or the consummation of the Transaction, or (b) except as specifically disclosed in public filings prior to the date hereof, as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected to have a Material Adverse Effect.

5.07. No Default.  Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08. Ownership of Property; Liens; Investments.  (a)  The Borrower and each of its Subsidiaries has good record title to, or valid leasehold, easement or other sufficient real property interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 7.01(i) sets forth a complete and accurate list as of the Closing Date of all Liens on the property or assets of the Borrower and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of the Borrower or such Subsidiary subject thereto.

(c) Schedule 5.08(c) sets forth a complete and accurate list as of the Closing Date of the locations of all mines owned or leased by the Borrower or any of its Subsidiaries.

(d) To the best knowledge of the Borrower, the legal description attached as Exhibit A to each Mortgage accurately and completely describes the Mortgaged Property intended to be covered thereby.

(e) Schedule 7.03 sets forth a complete and accurate list as of the Closing Date of all Investments held by the Borrower and any of its Subsidiaries on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.09. Environmental Compliance.  Except as disclosed in the Borrower’s most recent annual and quarterly reports filed with the SEC or on Schedule 5.09, or as otherwise could not reasonably be expected to have a Material Adverse Effect:

(a) The facilities and properties currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Hazardous Materials in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(b) None of the Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Borrower or any of its Subsidiaries

(the “Business”), or any prior business for which the Borrower has retained liability under any Environmental Law.

(c) Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any applicable Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(d) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened under any Environmental Law to which the Borrower or any of its Subsidiaries is or, to the knowledge of the Borrower, will be named as a party or with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other similar administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(e) There has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of the Borrower or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under any applicable Environmental Laws.

(f) The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws.

(g) The Borrower and each of its Subsidiaries (i) hold all Environmental Permits (each of which is in full force and effect and is not subject to appeal) required for any of their current operations or for the current ownership, operation or use of the Properties, including all Environmental Permits required for the coal mining-related operations of the Borrower or any of its Subsidiaries or any pending construction or expansion related thereto; (ii) are, or have been, in compliance with all Environmental Permits; and (iii) have used commercially reasonable efforts to cause all contractors, lessees and other Persons occupying, operating or using the mines on the Properties to comply with all Environmental Laws and obtain all Environmental Permits required for the operation of the mines.

(h) To the knowledge of the Borrower, none of the Properties have any associated direct or indirect acid mine drainage.

5.10. Mining.

(a) The Borrower and each of its Subsidiaries has, in the amounts and forms required pursuant to Environmental Law, obtained all performance bonds and surety bonds, or otherwise provided any financial assurance required under

Environmental Law for Reclamation or otherwise (collectively, “Mining Financial Assurances”).

(b) There have been no accidents, explosions, implosions, collapses or flooding at or otherwise related to the Properties that have, directly or indirectly, resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

5.11. Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which may be Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.12. Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable (other than those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP), except where the failure to do any of the foregoing could not reasonably be expected to result in a Material Adverse Effect; no material tax Lien has been filed and, to the knowledge of the Borrower, no material claim is being asserted or audit being conducted, with respect to any material Tax, fee or other charge of the Borrower or any of its Subsidiaries.  There is no proposed tax assessment against the Borrower or any Subsidiary that would, reasonably be likely to have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement, other than the Tax Separation Agreement.  The Spin-Off will not be taxable to the Borrower, Peabody or any of their respective Subsidiaries or Affiliates.

5.13. ERISA Compliance.

(a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws (except that with respect to any Multiemployer Plan which is a Plan, such representation is deemed made only to the knowledge of the Borrower).  With respect to each Plan, no “accumulated funding deficiency” (within the meaning of Section 412 of the Code) has occurred, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no nonexempt “prohibited transaction” (as defined in Section 406 of

ERISA) or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.14. Subsidiaries; Equity Interests; Loan Parties.  As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Schedule 5.14, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by each Person in the percentages specified on Schedule 5.14 free and clear of all Liens except those created under the Collateral Documents or permitted by this Agreement and the other Loan Documents.  Schedule 5.14 indicates which subsidiaries are Loan Parties as of the Closing Date showing (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.

5.15. Margin Regulations; Investment Company Act.  (a)  The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01, Section 7.04 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.16. Disclosure.  No report, financial statement, certificate or other information furnished (in writing) by or on behalf of any Loan Party to the

Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, taken as a whole with any other information furnished or publicly available, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date when made or delivered; provided, that with respect to any forecast, projection or other statement regarding future performance, future financial results or other future developments, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was prepared (it being understood that any such information is subject to significant uncertainties and contingencies, may of which are beyond the Borrower’s control, and that no assurance can be given that the future developments addressed in such information can be realized).

5.17. Compliance with Laws.  The Borrower and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws (including any zoning, building, ordinance, code or approval or any building or mining permits) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.18. Intellectual Property; Licenses, Etc.  The Borrower and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, except where the failure to own or possess the right to use such IP Rights could not reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Borrower, the use of such IP Rights by the Borrower or any Subsidiary does not infringe upon any rights held by any other Person, except for any infringement that could not reasonably be expected to have a Material Adverse Effect.  Except as specifically disclosed in Schedule 5.18, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.19. Solvency.  (a)  As of the Closing Date, after giving effect to the Transaction on such date, the Borrower is together with its Subsidiaries on a consolidated basis, Solvent.

(b) The Borrower does not intend to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary,

5.20. Casualty, Etc.  Neither the businesses nor the properties of the Borrower or any of its Subsidiaries have been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.21. Labor Matters.  Except as specifically disclosed on Schedule 5.21, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date. (a) As of the Closing Date, neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, and (b) since the Closing Date, neither the Borrower not any subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty that could reasonably be expected to result in a Material Adverse Effect.

5.22. Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on all right, title and interest of the Collateral owned by the Loan Parties and described therein.  Except for filings contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect such Liens.

5.23. Use of Proceeds.  The Borrower will use the proceeds of the Loans solely as provided for in Section 6.11.

5.24. Coal Act; Black Lung Act.

(a) The Borrower, each of its Subsidiaries and its “related persons” (as defined in the Coal Act) are in compliance in all material respects with the Coal Act and any regulations promulgated thereunder, and none of the Borrower, its Subsidiaries or its related persons has any liability under the Coal Act, except as disclosed in the Borrower’s financial statements or which could reasonably be expected to have a Material Adverse Effect or with respect to premiums or other material payments required thereunder which have been paid when due.

(b) The Borrower and each of its Subsidiaries are in compliance in all material respects with the Black Lung Act, and neither the Borrower nor any of its Subsidiaries has either incurred any Black Lung Liability or assumed any other Black Lung Liability, except as disclosed in the Borrower’s financial statements or which could reasonably be expected to have a Material Adverse Effect or with respect to premiums, contributions or other material payments required thereunder which have been paid when due.

Appendix 2
to the Term  Sheet

Affirmative Covenants to be Incorporated
into the Bridge Facility2

Below are the affirmative covenants set forth in Article VI  of  that certain Credit Agreement, dated as of October 31, 2007, among the Company, the lenders party thereto, and Bank of America, N.A., as administrative agent thereunder, as amended as of the date hereof (the “Existing Credit Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in (i) the Commitment Letter dated April 2, 2008 (the “Commitment Letter”), from ArcLight to the Company, of which this Appendix 2 forms an integral part, or (ii) the Existing Credit Agreement, in each case as appropriate.  All section references set forth below, or any use of the phrases “herein,” “hereunder,” or similar phrases, shall refer to the relevant sections of the Existing Credit Agreement.  For the avoidance of doubt, it is understood that the affirmative covenants contained in the Bridge Facility Documentation shall (i) with respect to the matters set forth below, be in the form set forth below, with such modifications as shall be necessary to give effect to the terms and conditions set forth in the Term Sheet, the Commitment Letter, the Fee Letter and, where applicable, to permit and give effect to the existence of the Existing Credit Agreement, and (ii) in the case of all other matters, be on Acceptable Bridge Terms.

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than in respect of contingent obligations, indemnities and expenses related thereto not then payable or in existence as of the later of the Maturity Date or the Letter of Credit Expiration Date), or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01 and 6.02 (a) – (g)) cause each Subsidiary to:

6.01. Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2007), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of

______________
 2 To conform to final amendment to the Existing Credit Agreement upon satisfactory review of the same by ArcLight and its counsel.

nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2008), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02. Certificates; Other Information.  Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants reporting on such financial statements and stating that in performing their audit nothing came to their attention that caused them to believe the Borrower failed to comply with the financial covenants set forth in Section 7.11, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended March 31, 2008), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower,  which shall include detailed computations of the financial covenants;

(c) promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of the Borrower or any of its Subsidiaries, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) unless otherwise required to be delivered to the Lenders hereunder, promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f) as soon as available, but in any event prior to the date audited financial statements are required to be delivered, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g) promptly, and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, copies of each material notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or possible material investigation or other material inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary;

(h) unless otherwise required to be delivered to the Lenders hereunder, not later than ten days after receipt thereof by the Borrower or any Subsidiary, copies of all notices of default, non-compliance or any other material matters (excluding those delivered pursuant to the relevant agreement in the ordinary course of business), material requests and other material documents (including amendments, waivers and other modifications) so received under or pursuant to any Related Document and, from time to time upon request by the Administrative Agent, such other information and reports regarding the Related Documents as the Administrative Agent may reasonably request;

(i) as soon as available, but in any event within the time period in which the Borrower must deliver its annual audited financials under Section 6.01(a), a report supplementing Schedule 5.08(c), identifying all Material Owned Real Property and Material Leased Real Property acquired or disposed of by any Loan Party during such fiscal year;

(j) promptly, such additional information regarding the business, financial, legal or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(k) not later than 90 days after the end of each fiscal year of the Borrower, a copy of summary projections by the Borrower of the operating budget and cash flow budget of the Borrower and its Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared based on assumptions believed by the Borrower to be reasonable.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are filed for public availability of the SEC’s Electronic Data Gathering and Retrieval system; provided, that the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of the documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(a).  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark the Borrower Materials “PUBLIC.”  In connection with the foregoing, each party hereto acknowledges and agrees that the foregoing provisions are not in derogation of their confidentiality obligations under Section 10.07.

6.03. Notices.  Notify the Administrative Agent:

(a) promptly, of the occurrence of any Default or Event of Default;

(b) promptly, of any event which could reasonably be expected to have a Material Adverse Effect;

(c) of the occurrence of any ERISA Event that, individually, or in the aggregate, would be reasonably likely to have a Material Adverse  Effect, as soon as possible and in any event within 30 days after the Borrower knows or has obtained notice thereof;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Borrower referred to in Section 2.10(b);

(e) promptly after the occurrence thereof, notice of any Environmental Liability Claim against or by the Borrower or any of its Subsidiaries that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any additional material restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(f) promptly after the occurrence thereof, notice of any accidents, explosions, implosions, collapses or flooding at or otherwise related to the Properties that result in (i) any fatality or (ii) the trapping of any Person in any mine for more than twenty-four hours; and

(g) promptly after the occurrence thereof, notice of any matter that could reasonably be expected to result in an injunction or the issuance of any closure order pursuant to any Environmental Law or pursuant to any Environmental Permit that could reasonably be expected to directly or indirectly result in the closure or cessation of operation of any mine for a period of more than 5 consecutive days.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04. Payment of Obligations.  Pay and discharge as the same shall become due and payable (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect; (b) all lawful claims which, if unpaid, would by law become a Lien upon any material portion of the Collateral; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

6.05. Preservation of Existence, Etc.  With respect to the Borrower and each of its Subsidiaries, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that the Borrower and its Subsidiaries may consummate the Spin-Off; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary for the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06. Maintenance of Properties.  With respect to the Borrower and each of its Subsidiaries, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear and damage by fire or other casualty or taking by condemnation excepted); except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07. Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies which may be Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, the Borrower and its Subsidiaries will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, (b) liability insurance, (c) business interruption insurance, and (d) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as would be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses.  Each such policy of insurance shall (i) name the Administrative Agent, on behalf of Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and provide for at least thirty days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy.

6.08. Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09. Books and Records.  (a) Maintain proper books of record and account, in which in all material respects full, true and correct entries in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10. Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (except to the extent (i) any such access is restricted by a Requirement of Law or (ii) any such agreements, contracts or the like are subject to a written confidentiality agreement with a non-Affiliate that prohibits the Borrower or any of its Subsidiaries from granting such access to the Administrative Agent or the Lenders; provided, that with respect to such confidentiality restrictions affecting the Borrower or any of its Subsidiaries, a Responsible Officer is made available to such Lender to discuss such confidential information to the extent permitted), and to discuss the business, finances and accounts with its officers and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, provided, that the Administrative Agent or such Lender shall give Borrower reasonable advance notice prior to any contact with such accountants and give the Borrower the opportunity to participate in such discussions.

6.11. Use of Proceeds.  Use the proceeds of the Credit Extensions for working capital, capital expenditures and other general corporate purposes.

6.12. Covenant to Guarantee Obligations and Give Security.  (a) Upon the formation or acquisition of any new direct or indirect Guarantor Subsidiary by any Loan Party, then the Borrower shall, at the Borrower’s expense:

(i) within 30 days after such formation or acquisition, cause such Guarantor Subsidiary, to duly execute and deliver to the Administrative Agent a counterpart of the Subsidiary Guaranty, guaranteeing the other Loan Parties’ obligations under the Loan Documents;

(ii) within 30 days after such formation or acquisition, furnish to the Administrative Agent a description any Material Owned Real Property and Material Owned Leased Property of such Guarantor Subsidiary, in detail reasonably satisfactory to the Administrative Agent;

(iii) (A) cause such Guarantor Subsidiary to duly execute and deliver to the Administrative Agent within 90 days after such formation or acquisition, deeds of trust, trust deeds, deeds to secure debt and/or mortgages covering Material Owned Real Property of such Guarantor Subsidiary, (B) cause such Guarantor Subsidiary to duly execute and deliver to the Administrative Agent within 120 days after such formation or acquisition, leasehold mortgages or leasehold deeds of trust with respect to all Material Leased Real Property of such Guarantor Subsidiary where the terms of the lease of such Material Leased Property (or applicable state law, if such lease is silent on the issue) do not prohibit a mortgage thereof, (C) cause such Guarantor Subsidiary to use commercially reasonable efforts to duly execute and deliver to the Administrative Agent within 120 days after such formation or acquisition, leasehold mortgages or leasehold deeds of trust with respect to all Material Leased Real Property of such Guarantor Subsidiary where the terms of the lease of such Material Leased Property (or applicable state law, if such lease is silent on the issue) prohibit a mortgage thereof; provided, that the Borrower shall use commercially reasonable efforts to deliver estoppel and consent agreements executed by the lessors of such Material Leased Real Property; provided, further, that the Borrower shall (x) deliver the initial requested form of consent to the lessor within 30 days after such formation or acquisition and (y) initiate communications with the lessors on the status of all such consents within 60 days after such formation or acquisition; provided, however, that if any consent has not been executed and returned to the Administrative Agent in a form reasonably satisfactory to the Administrative Agent within 90 days after such formation or acquisition, then the Administrative

Agent shall determine in its reasonable discretion whether such Subsidiary Guarantor has satisfied its obligations hereunder or whether such Subsidiary Guarantor’s obligations hereunder shall be extended for an additional period of time to be determined by the Administrative Agent, and (D) cause such Guarantor Subsidiary to duly execute and deliver to the Administrative Agent within 60 days after such formation or acquisition, supplements to the Security Agreement, supplements to the Intellectual Property Security Agreements and other security and pledge agreements, in all such cases, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (including delivery of all Pledged Interests in and of such Guarantor Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), in all such cases to the same extent that such documents and instruments would have been required to have been delivered by Persons that were Guarantor Subsidiaries on the Closing Date, securing payment of all the Obligations of such Guarantor Subsidiary under the Loan Documents;

(iv) (A) within 60 days after such formation or acquisition in the case of personal property, (B) within 90 days after such formation or acquisition in the case of Material Owned Real Property, and (C) within 120 days after such formation or acquisition in the case of Material Leased Real Property, cause such Guarantor Subsidiary to take, or, in the case of Material Leased Real Property where the terms of the lease of such Material Leased Real Property (or applicable state law, if such lease is silent on the issue) prohibit a mortgage thereof, cause such Guarantor Subsidiary to use commercially reasonable efforts to take, whatever additional action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt and/or mortgages, leasehold mortgages or leasehold deeds of trust, supplements to the Security Agreement, supplements to the Intellectual Property Security Agreements and security and pledge agreements delivered pursuant to Section 6.12(a)(iii), enforceable against all third parties, in all such cases to the same extent that such action would have been required to have been taken by Persons that were Guarantor Subsidiaries on the Closing Date;

(v) deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent (A) as to the validity and enforceability of the agreements entered into pursuant to clause (iii)(A) above, and as to such other related matters as the Administrative Agent may reasonably request, within 90 days after such formation or acquisition, (B) as to the validity and enforceability of the agreements entered into pursuant to clause

(iii)(B) and, to the extent a mortgage is filed thereon, (iii)(C) above, and as to such other related matters as the Administrative Agent may reasonably request, within 120 days after such formation or acquisition, and (C) as to the validity and enforceability of the agreements entered into pursuant to clauses (i) and (iii)(D) above, and as to such other related matters as the Administrative Agent may reasonably request, within 60 days after such formation or acquisition; and

(vi) (A) within 90 days after such formation or acquisition in the case of Material Owned Real Property and (B) within 120 days after such formation or acquisition in the case of Material Leased Real Property, cause such Guarantor Subsidiary to provide, or, in the case of Material Leased Real Property where the terms of the lease of such Material Leased Real Property (or applicable state law, if such lease is silent on the issue) prohibit a mortgage thereof, cause such Guarantor Subsidiary to use commercially reasonable efforts to provide, the Administrative Agent with a legal description of all Material Owned Real Property and Material Leased Real Property, as applicable, from which any As-Extracted Collateral (as defined in the Security Agreement) will be severed or to which As-Extracted Collateral (as defined in the Security Agreement) otherwise relates, together with the name of the record owner of such Material Owned Real Property or Material Leased Real Property, as applicable, the county in which such Material Owned Real Property or Material Leased Real Property, as applicable, is located and such other information as may be necessary or desirable to file real property related financing statements, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and/or leasehold deeds of trust under Section 9-502(b) or 9-502(c) of the UCC or any similar legal requirements.

(b) Upon the acquisition of any Material Owned Real Property or Material Leased Real  Property by any Loan Party other than pursuant to any acquisition covered by Section 6.12(a), the Borrower shall, at the Borrower’s expense:

(i) within 30 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail reasonably satisfactory to the Administrative Agent;

(ii) (A) with respect to Material Owned Real Property, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent within 90 days after such acquisition, deeds of trust, trust deeds, deeds to secure debt and/or mortgages, (B) with respect to Material Leased Real Property where the terms of the lease of such Material Leased Real Property (or applicable state law, if such lease is silent on the issue) do not prohibit a mortgage thereof, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent within 120 days after such acquisition, leasehold mortgages or leasehold deeds of trust, and (C) with respect to Material Leased Real Property where the terms of the lease of such Material Leased Real Property (or applicable state law, if such lease is silent on the issue) prohibit a mortgage thereof, cause the applicable Loan

Party to use commercially reasonable efforts to duly execute and deliver to the Administrative Agent within 120 days after such acquisition, leasehold mortgages or leasehold deeds of trust; provided, that the Borrower shall use commercially reasonable efforts to deliver estoppel and consent agreements executed by the lessors of such Material Leased Real Property; provided, further, that the Borrower shall (x) deliver the initial requested form of consent to the lessor within 30 days after such acquisition and (y) initiate communications with the lessors on the status of all such consents within 60 days after such acquisition; provided, however, that if any consent has not been executed and returned to the Administrative Agent in a form reasonably satisfactory to the Administrative agent within 90 days after such acquisition, then the Administrative Agent shall determine in its reasonable discretion whether such Subsidiary Guarantor has satisfied its obligations hereunder or whether such Subsidiary Guarantor’s obligations hereunder shall be extended for an additional period of time to be determined by the Administrative Agent, in the case of clauses (A), (B) and (C), in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents;

(iii) (A) within 90 days after such acquisition in the case of Material Owned Real Property, and (B) within 120 days after such formation or acquisition in the case of Material Leased Real Property, cause the applicable Loan Party to take, or, in the case of Material Leased Real Property where the terms of the lease of such Material Leased Real Property do not permit a mortgage thereof, cause such Loan Party to use commercially reasonable efforts to take, whatever additional action (including the recording of mortgages and the filing of Uniform Commercial Code financing statements) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties;

(iv) deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent (A) as to the validity and enforceability of the Collateral Documents entered into pursuant to clause (ii)(A) above and as to such other related matters as the Administrative Agent may reasonably request, within 90 days after such acquisition and (B) as to the validity and enforceability of the Collateral Documents entered into pursuant to clause (ii)(B) and, to the extent a mortgage is filed thereon, (ii)(B) above and as to such other related matters as the Administrative Agent may reasonably request, within 120 days after such acquisition; and

(v) (A) within 90 days after such acquisition in the case of Material Owned Real Property and (B) within 120 days after such acquisition in the case of Material Leased Real Property, cause such Guarantor Subsidiary to provide, or, in the case of Material Leased Real Property where the terms of the lease of such Material Leased Real Property (or applicable state law, if such lease is silent on the issue) prohibit a mortgage thereof, cause such Guarantor Subsidiary to use commercially reasonable efforts to provide, the Administrative Agent with a legal description of all Material Owned Real Property and Material Leased Real Property, as applicable, from which any As-Extracted Collateral (as defined in the Security Agreement) will be severed or to which As-Extracted Collateral (as defined in the Security Agreement) otherwise relates, together with the name of the record owner of such Material Owned Real Property or Material Leased Real Property, as applicable, the county in which such Material Owned Real Property or Material Leased Real Property, as applicable, is located and such other information as may be necessary or desirable to file real property related financing statements, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and/or leasehold deeds of trust under Section 9-502(b) or 9-502(c) of the UCC or any similar legal requirements.

(c) Use commercially reasonable efforts to not enter into any lease prohibiting the granting of any mortgage or other security interest thereon (and the exercise of remedies with respect thereto), in each case to the Administrative Agent for the benefit of the Secured Parties, with respect to any Material Leased Real Property acquired after the Closing Date.

The foregoing requirements of Section 6.12(a) and (b) shall not apply to (i) those assets over which the granting of security interests in such assets would be prohibited by contract, applicable law or regulation or, with respect to the assets of any non-wholly owned subsidiary, the organizational documents of such non-wholly owned subsidiary, (ii) payroll, tax and other trust accounts, and (iii) those assets as to which the Administrative Agent and the Borrower reasonably determine that the cost of obtaining such security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby.

6.13. Compliance with Environmental Laws.  (a) Comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties, except where the failure to so comply, obtain or renew could not reasonably be expected to have Material Adverse Effect; and (b) undertake and perform any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, except where the failure to so undertake and perform could not reasonably be expected to have a Material Adverse Effect.

6.14. Preparation of Environmental Reports.  Not more often than once per Property during the term of this Agreement (or more frequently during the continuance of an Event of Default), at the reasonable request of the Administrative Agent, the Borrower shall provide to the Lenders within 60 days after such request, at the expense of the Borrower, an environmental or mining site assessment or audit report for any of its Properties described in such request, prepared by an environmental or mining consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Properties and the estimated cost of curing any violation or non-compliance of any Environmental Law.

6.15. Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject the Borrower’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, and (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder.

6.16. Compliance with Terms of Leaseholds and Related Documents.  (a)  Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

(b) Make all payments and otherwise perform all obligations in respect of all Related Documents, keep such Related Documents in full force and effect and not allow such Related Documents to lapse or be terminated or any rights to renew such Related Documents to be forfeited or cancelled, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.17. [Reserved].

6.18. [Reserved].

6.19. Certain Long Term Liabilities and Environmental Reserves.  To the extent required by GAAP, maintain adequate reserves for (i) future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment, (ii) future costs associated with retiree and health care benefits, (iii) future costs associated with Reclamation of disturbed acreage, removal of facilities and other closing costs in connection with its mining operations and (iv) future costs associated with other potential Environmental Liabilities.

6.20. Mining Financial Assurances.  Maintain all material Mining Financial Assurances to the extent required pursuant to any Environmental Law.

6.21. Post-Closing Obligations.  Perform the obligations set forth on Schedule 6.21, as and when set forth therein.

Appendix 3
to the Term Sheet

Negative Covenants to be Incorporated
into the Bridge Facility3

Below are the negative covenants set forth in Article VII  of  that certain Credit Agreement, dated as of October 31, 2007, among the Company, the lenders party thereto, and Bank of America, N.A., as administrative agent thereunder, as amended as of the date hereof (the “Existing Credit Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in (i) the Commitment Letter dated April 2, 2008 (the “Commitment Letter”), from ArcLight to the Company, of which this Appendix 3 forms an integral part, or (ii) the Existing Credit Agreement, in each case as appropriate.  All section references set forth below, or any use of the phrases “herein,” “hereunder,” or similar phrases, shall refer to the relevant sections of the Existing Credit Agreement.  For the avoidance of doubt, it is understood that the negative covenants contained in the Bridge Facility Documentation shall (i) with respect to the matters set forth below, be in the form set forth below, with such modifications as shall be necessary to give effect to the terms and conditions set forth in the Term Sheet, the Commitment Letter, the Fee Letter and, where applicable, to permit and give effect to the existence of the Existing Credit Agreement, and (ii) in the case of all other matters, be on Acceptable Bridge Terms.

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than in respect of contingent obligations, indemnities and costs and expenses related thereto not then payable or in existence as of the later of the Maturity Date or the Letter of Credit Expiration Date), or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01. Liens.  Create, incur, assume or suffer to exist any Lien upon, or exception to title to, any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document;

(b) (i) Liens existing on the date hereof and listed on Schedule 7.01(i) and (ii) Liens securing Indebtedness assumed by Merger Sub on the Merger Date in connection with the Magnum Acquisition and listed on Schedule 7.01(ii) and, in each case, any refinancing, refunding, renewal or extension thereof; provided, that (A) the

_____________
 3 To conform to final amendment to the Existing Credit Agreement upon satisfactory review of the same by ArcLight and its counsel.

assets and other property subject thereto are not expanded from the assets and other property subject thereto immediately prior to the Merger Date, (B) such Lien shall secure only those obligations which it secures on the Merger Date and the principal amount secured or benefited thereby is not increased from the principal amount so secured or benefited thereby immediately prior to the Merger Date, and (C) any refinancing, refunding, renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(c);

(c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(f) (i) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), reclamation bonds, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) Liens on assets to secure obligations under surety bonds obtained as required in connection with the entering into of new federal coal leases;

(g) easements, covenants, conditions, rights-of-way, zoning restrictions, other restrictions and other similar encumbrances which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing attachments or judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or surety bonds related to such attachments or judgments;

(i) Liens securing Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.02(e) incurred to finance the acquisition of fixed or capital assets; provided, that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (other than after-

acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien), (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property at the time it was acquired, and (iv) if the terms of such Indebtedness require any Lien hereunder to be subordinated to such Liens, then the Lien hereunder shall be subordinated on terms reasonably acceptable to the Administrative Agent;

(j) Liens on the property or assets of a Person which becomes a Guarantor Subsidiary after the date hereof securing Indebtedness permitted by Section 7.02 not to exceed $25,000,000 at any time outstanding, provided, that (i) such Liens existed at the time such entity became a Guarantor Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not expanded to cover any other property or assets of such Person (other than the proceeds of the property or assets subject to such Lien) or of the Borrower or any Guarantor Subsidiary, (iii) the amount of Indebtedness secured thereby is not increased, and (iv) if the terms of such Indebtedness require any Lien hereunder to be subordinated to such Liens, then the Lien hereunder shall be subordinated on terms reasonably acceptable to the Administrative Agent;

(k) Liens on the property of the Borrower or any of its Subsidiaries, as a tenant under a lease or sublease entered into in the ordinary course of business by such Person, in favor of the landlord under such lease or sublease, securing the tenant’s performance under such lease or sublease, as such Liens are provided to the landlord under applicable law and not waived by the landlord;

(l) Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(m) Liens securing Refinancing Indebtedness, to the extent that the Indebtedness being refinanced was originally secured in accordance with this Section 7.01, provided, that such Lien does not apply to any additional property or assets of the Borrower or any of its Subsidiaries (other than the proceeds of the property or assets subject to such Lien);

(n) Production Payments, royalties, dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed on properties consistent with normal practices in the mining industry;

(o) leases, subleases, licenses and rights-of-use granted to others incurred in the ordinary course of business and that do not materially and adversely affect the use of the property encumbered thereby for its intended purpose;

(p) Liens in favor of a banking institution arising by operation of law or any contract encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

(q) Liens on receivables and rights related to such receivables created pursuant to any Permitted Securitization Programs (to the extent that any such Disposition of receivables is deemed to give rise to a Lien);

(r) Liens on assets of the Borrower and its Subsidiaries that are not Collateral with a value (determined immediately prior to the incurrence of such Lien) in an aggregate amount (at actual cost, without adjustment for subsequent increases or decreases in the value of such asset) not in excess of $12,000,000 in the aggregate;

(s) Liens in favor of an escrow agent arising under an escrow arrangement incurred in connection with the issuance of notes with respect of the proceeds of such notes and anticipated interest expenses with respect to such notes;

(t) rights of owners of interests in overlying, underlying or intervening strata and/or mineral interests not owned by Borrower or on of its Subsidiaries, with respect to tracts of real property where the Borrower or applicable Subsidiary’s ownership is only surface or severed mineral or is otherwise subject to mineral severances in favor of one or more third parties;

(u) other defects and exceptions to title of real property where such defects or exceptions could not be reasonably be expected to have a Material Adverse Effect; and

(v) Liens securing Indebtedness under the Magnum Acquisition Credit Agreement; provided, that (A) such Liens do not encumber any property in which the Lenders do not have a perfected Lien securing the Obligations, (B) the principal amount secured or benefited thereby is not increased after the Amendment Effective Date (other than with respect to the capitalization of interest, if any), and (C) any refinancing, refunding, renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(c).

7.02. Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) (i) Indebtedness outstanding on the date hereof and listed on Schedule 7.02(i) and (ii) Indebtedness assumed by Merger Sub in connection with the Magnum Acquisition on the Merger Date and listed on Schedule 7.02(ii);

(c) any refinancings, refundings, renewals or extensions of Indebtedness permitted under Section 7.02(b) and Section 7.02(n); provided, that (i) the amount of such Indebtedness (the “Refinancing Indebtedness”) is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension and (iii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate (as determined in good faith by the Board of Directors of the Borrower, or as determined by the Administrative Agent in the case of any refinancings, refundings, renewals or extensions of Indebtedness permitted under Section 7.02(n));

(d) Guarantees of the Borrower or any of its Subsidiaries in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Loan Party, other than Guarantees by Subsidiaries of the Borrower of Indebtedness permitted under Section 7.02(n);

(e) Indebtedness in respect of Capital Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed 1.0% of Tangible Assets of the Loan Parties;

(f) Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and consistent with prudent business practice;

(g) Indebtedness of the Borrower or any other Loan Party to any other Loan Party and of any non-Loan Party Subsidiary to any Loan Party or any other non-Loan Party; provided, that such Indebtedness must be subordinated to the Obligations on customary terms;

(h) Intercompany current liabilities incurred in the ordinary course of business of the Borrower and its Subsidiaries;

(i) Indebtedness incurred in connection with any Permitted Securitization Program in an aggregate principal amount not to exceed $50,000,000; and

(j) Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts and in the ordinary course of business;

(k) Indebtedness representing deferred or equity compensation to employees of the Borrower or any of its Subsidiaries incurred in the ordinary course of business;

(l) Indebtedness in an aggregate principal amount not to exceed 5% of Tangible Assets of the Borrower and its Subsidiaries at any time outstanding; provided, that (i) the covenants and events of default of such Indebtedness are, as a whole, no more restrictive to the obligors or the lenders thereon than the Revolving Credit Loans and (ii) such Indebtedness shall not be Guaranteed by any Subsidiary of the Borrower that is not a Subsidiary Guarantor hereunder;

(m) Indebtedness in the form of bank guaranties, bid, performance, reclamation bonds, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, in an aggregate amount not to exceed $400,000,000; provided that such Indebtedness described in this clause (m) is not secured by any Lien other than a Lien on cash described in Section 7.01(f); and

(n) subject to the consummation of the Magnum Acquisition, Indebtedness incurred by the Borrower under the Magnum Acquisition Credit Agreement.

7.03. Investments.  Make or hold any Investments, except:

(a) Investments held by the Borrower or any of its Subsidiaries in the form of Cash Equivalents;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d) Investments (including debt obligations and Equity Interests) received in satisfaction of judgments or in connection with the bankruptcy or reorganization of suppliers and customers of the Borrower and its Subsidiaries and in settlement of delinquent obligations of, and other disputes with, such customers and suppliers arising in the ordinary course of business;

(e) Investments in the nature of Production Payments, royalties, dedication of reserves under supply agreements or similar rights or interests granted,

taken subject to, or otherwise imposed on properties with normal practices in the mining industry;

(f) Investments existing on the date hereof and set forth on Schedule 7.03 and extensions, renewals, modifications, restatements or replacements thereof; provided, that no such extension, renewal, modification or restatement shall increase the amount of the original loan, advance or investment, except by an amount equal to any premium or other reasonable amount paid in respect of the underlying obligations and fees and expenses incurred in connection with such replacement, renewal or extension;

(g) promissory notes and other similar non-cash consideration received by the Borrower and its Subsidiaries in connection with Dispositions not otherwise prohibited under this Agreement;

(h) Investments in any assets constituting a business unit received by the Borrower or its Subsidiaries by virtue of an asset exchange or swap with a third party or acquired as a capital expenditure;

(i) Swap Contracts permitted under Section 7.02(f);

(j) Investments by the Borrower or its Subsidiaries in any Loan Party or entity that becomes a Loan Party as a result of such Investment and Investments by any non-Loan Party in any other non-Loan Party; provided, that if the Investment is in the form of Indebtedness, such Indebtedness must be permitted pursuant to Section 7.02(g);

(k) Permitted Acquisitions;

(l) Investments by the Borrower or its Subsidiaries to acquire the remaining 18.5% of Capital Stock of KE Ventures, LLC in an aggregate principal amount not to exceed $34,000,000;

(m) Investments by the Borrower or any of its Subsidiaries not otherwise permitted under this Section 7.03 in an aggregate amount not in excess of 2.5% of Tangible Assets of the Borrower and Subsidiaries; and

(n) the Magnum Acquisition.

7.04. Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided, that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other

Subsidiaries, provided, that when any Subsidiary that is a Loan Party is merging with another Subsidiary, the Loan Party shall be the continuing or surviving Person;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided, that if the transferor in such a transaction is a Loan Party, then the transferee must either be the Borrower or another Loan Party;

(c) the Borrower and any Subsidiary may merge or consolidate with any other Person in a transaction in which the Borrower is the surviving or continuing Person;

(d) the Borrower and its Subsidiaries may consummate the Spin-Off; and

(e) the Borrower and its Subsidiaries may consummate any transaction that would be permitted as an Investment under Section 7.03.

7.05. Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of used, worn out, obsolete or surplus property by the Borrower or any of its Subsidiaries in the ordinary course of business or the abandonment or allowance to lapse or expire or other Disposition of Intellectual Property in the ordinary course of business that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the Borrower and its Subsidiaries taken as a whole;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided, that if the transferor of such property is a Loan Party, the transferee thereof must either be the Borrower or a another Loan Party;

(e) Dispositions permitted by Section 7.04;

(f) Dispositions by the Borrower and its Subsidiaries of property pursuant to sale-leaseback transactions, provided, that the book value of all property so Disposed of, from and after the Closing Date, shall not exceed 2.0% of Tangible Assets;

(g) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided, that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, and (ii) the aggregate book value of all property Disposed of in reliance on this clause (g) in any fiscal year shall not exceed 2.5% of Tangible Assets;

(h) so long as no Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of this Section 7.05;

(i) leases, subleases, assignments, licenses, sublicenses of real or personal property or Intellectual Property in the ordinary course of business and in accordance with the applicable Collateral Documents; provided, however, that any license or sublicense of intellectual property shall be on the non-exclusive basis;

(j) sales or discounts (without recourse) of accounts receivable arising in the ordinary course of business in connection with the compromise of collection thereof;

(k) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or make pursuant to customary buy/sell arrangement between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) transfers of property subject to casualty or condemnation events upon receipt of the Net Cash Proceeds constituting and Extraordinary Receipt; and

(m)  Permitted Securitization Programs.

provided, however, that any Disposition pursuant to Section 7.05(a), (b), (c), (f), (g), (l), and (m) shall be for fair market value.

7.06. Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrower, the Subsidiary Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common Equity Interests;

(d) the Borrower may declare or pay cash dividends to its stockholders and purchase, redeem, or otherwise acquire for cash Equity Interests issued by it solely out of 25% of consolidated net income of the Borrower and its Subsidiaries arising after December 31, 2008 and computed on a cumulative consolidated basis with other such transactions by the Borrower since such date; provided, that at the time of such declaration (in the case of dividends) or the date of any such Restricted Payment (in the case of any other Restricted Payment), and after giving effective thereto, no Default shall have occurred and be continuing and the Borrower is in compliance with the financial covenants set forth in Section 7.11; and

(e) the Borrower or any of its Subsidiaries may purchase (i) Equity Interests in any Loan Party or options with respect thereto held by directors, officers or employees of the Borrower or any Subsidiary (or their estates or authorized representatives) in connection with the death, disability or termination of employment of any such director, officer or employee and (ii) Equity Interests in any Loan Party for future issuance under any employee stock plan.

7.07. Change in Nature of Business.  Engage in any material line of business other than a Similar Business.

7.08. Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, unless such transaction is (a) not prohibited by this Agreement and (b) upon fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.  The foregoing restrictions shall not apply to the following:

(a) transactions between or among the Borrower and any other Loan Parties or between and among any Loan Parties;

(b) the payment of reasonable and customary fees and reimbursement of expenses payable to directors of the Borrower or any Subsidiary or to any Plan, Plan administrator or Plan trustee;

(c) loans and advances to directors, officers and employees to the extent permitted by Section 7.03;

(d) arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith;

(e) payments to directors and officers of the Borrower and its Subsidiaries in respect of the indemnification of such Persons in such respective capacities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, pursuant to the Organization Documents or other corporate action of the Borrower or its Subsidiaries, respectively, or pursuant to applicable law; and

(f) Restricted Payments permitted by Section 7.06.

7.09. Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to or invest in the Borrower or any Subsidiary Guarantor, unless such Contractual Obligations could not reasonably be expected to materially hinder the Borrower’s ability to meet its obligations under this Agreement.

7.10. Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11. Financial Covenants.  (a)  Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending March 31, 2008, for the period of four consecutive fiscal quarters of the Borrower ending on such date to be less than 4.00:1.00; provided, that (i) the Consolidated Interest Coverage Ratio for the fiscal quarter ending March 31, 2008, shall be measured for such fiscal quarter only, (ii) the Consolidated Interest Coverage Ratio for the fiscal quarter ending June 30, 2008, shall be measured for a period of two consecutive fiscal quarters of the Borrower ending on such date, and (iii) the Consolidated Interest Coverage Ratio for the fiscal quarter ending September 30, 2008, shall be measured for a period of three consecutive fiscal quarters of the Borrower ending on such date.

(b) Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending March 31, 2008, for any period of four consecutive fiscal quarters of the Borrower ending on such date to be greater than 2.75:1.00.

7.12. Capital Expenditures.  Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and its Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2008	$220,000,000
2009	$235,000,000
2010	$220,000,000
2011	$220,000,000

provided, however, that so long as no Default has occurred and is continuing or would result from such expenditure, any portion of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year; and provided, further, if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year before the amount set forth opposite such fiscal year above

7.13. Amendments of Organization Documents.  Amend any of its Organization Documents in any respect materially adverse to the Lenders.

7.14. Accounting Changes.  Make any change in (a) its accounting policies or reporting practices, except as required or permitted by GAAP, or (b) its fiscal year.

7.15. Prepayments, Etc. of Indebtedness.  If an Event of Default under Sections 8.01(a) or (b) (only with respect to an Event of Default under Section 7.11) shall have occurred and be continuing, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement and (b) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.02(i) and refinancings and refundings of such Indebtedness in compliance with Section 7.02(c).

7.16. Amendment, Etc. of Related Documents and Indebtedness.  (a)  Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, other than in accordance with its terms (b) amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, (c) waive any default under or any breach of any term or condition of any Related Document, (d) take any other action in connection with any Related Document, in the case of each of clauses (a) through (d), that would materially impair the value of the interest or rights of any Loan Party thereunder or that would materially impair the ability of the Lenders to be repaid hereunder or (e) if an Event of Default under Sections 8.01(a) or (b) (only with respect to an Event of Default under Section 7.11) shall have occurred and be continuing, amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 7.02(i), except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(c).

7.17. Limitation on Negative Pledge Clauses.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of the Borrower or any Subsidiary Guarantor to create, incur, assume or suffer to exist any Lien upon any of its property to secure the Obligations hereunder; provided, however, that the foregoing clause shall not apply to Contractual Obligations which:

(a) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.17) are listed on Schedule 7.17 hereto;

(b) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower;

(c) arise in connection with any Lien permitted by Section 7.01 to the extent such restrictions relate solely to the assets (and any proceeds in respect thereof) which are the subject of such Lien;

(d) represent Indebtedness permitted by Section 7.02 (b), (c), (d), (e), (k) and (l); provided, that such Indebtedness shall not conflict with (i) any terms of this Agreement, any other Loan Document or the terms of any other Indebtedness and (ii) the Borrower’s obligation to grant Liens to the Administrative Agent for the benefit of the Secured Parties in Collateral acquired after the Closing Date in accordance with the terms of the Loan Documents;

(e) represent secured Indebtedness permitted by Section 7.01(j) to the extent that such restrictions apply only to the Subsidiaries incurring or guaranteeing such Indebtedness (and the Subsidiaries of such Subsidiaries);

(f) arise in connection with any Disposition permitted by Section 7.05, with respect to the assets so Disposed;

(g) are customary provisions in joint venture agreements and other similar agreements applicable solely to such joint venture or the Equity Interests therein;

(h) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(i) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary;

(j) are customary limitations (including financial maintenance covenants) existing under or by reason of leases entered into in the ordinary course of business;

(k) are restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business;

(l) are customary provisions restricting assignment of any agreements;

(m) are restrictions imposed by any agreement relating to any Permitted Securitization Program to the extent that such restrictions relate to the assets (and any proceeds in respect thereof) that are the subject of such Permitted Securitization Program; or

(n) are set forth in any agreement evidencing an amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the Contractual Obligations referred to in clauses (a) through (l) above; provided, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, not materially less favorable to the Loan Parties and the Lenders with respect to such limitations than those applicable pursuant to such Contractual Obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Appendix 4
to the Term  Sheet

Events of Default to be Incorporated
into the Bridge Facility4

Below are the Events of Default set forth in Section 8.01 of  that certain Credit Agreement, dated as of October 31, 2007, among the Company, the lenders party thereto, and Bank of America, N.A., as administrative agent thereunder, as amended as of the date hereof (the “Existing Credit Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in (i) the Commitment Letter dated April 2, 2008 (the “Commitment Letter”), from ArcLight to the Company, of which this Appendix 4 forms an integral part, or (ii) the Existing Credit Agreement, in each case as appropriate.  All section references set forth below, or any use of the phrases “herein,” “hereunder,” or similar phrases, shall refer to the relevant sections of the Existing Credit Agreement.  For the avoidance of doubt, it is understood that the Events of Default contained in the Bridge Facility Documentation shall (i) with respect to the matters set forth below, be in the form set forth below, with such modifications as shall be necessary to give effect to the terms and conditions set forth in the Term Sheet, the Commitment Letter, the Fee Letter and, where applicable, to permit and give effect to the existence of the Existing Credit Agreement, and (ii) in the case of all other matters, be on Acceptable Bridge Terms.

8.01. Events of Default.  Any of the following shall constitute an Event of Default:

(a) Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.  (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.03(b), 6.03(c), 6.05(a), 6.07, 6.08, 6.10, 6.11, 6.12, 6.15, 6.16, 6.20, 6.21 or Article VII, (ii) any of the Subsidiary Guarantors fails to perform or observe any term, covenant or agreement contained in Section IV of the Subsidiary Guaranty (but only to the extent it relates to a default under one of the covenants listed in clause (i) above) or (iii) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in Section 4 of the Security Agreement; or

___________
 4 To conform to final amendment to the Existing Credit Agreement upon satisfactory review of the same by ArcLight and its counsel.

(c) Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default.  (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under Swap Contracts or Guarantees of the Obligations), in each case having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit agreement) of more than the Threshold Amount, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee was created or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, or such Guarantee to become due or payable; (ii) there occurs under any Swap Contract an Early Termination Date (as defined under such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) there occurs under any of the Coal Supply Agreements, the Coal Supply Agreement I, the Coal Supply Agreement II, or any Liability Assumption Agreement an early termination of such agreement for any reason which could reasonably be expected to have an adverse effect on any Loan Party or that would impair the ability of the Lenders to be repaid in full hereunder.

(f) Insolvency Proceedings, Etc.  The Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any substantial part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any substantial part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment.  (i) The Borrower or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any substantial part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments.  There is entered against the Borrower or any of its Subsidiaries one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance), and, such judgments or orders shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) ERISA.  (i) The occurrence of any of the following events that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in an actual obligation to pay money of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

(j) Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control.  There occurs any Change of Control;

(l) Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms hereof or thereof, including as a result of a transaction permitted by Section 7.04 or 7.05) cease to create a valid and perfected Lien, with the priority required hereby or thereby (subject to Liens permitted by Section 7.01), on the Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage; or

(m) Tax Matters.  (i) The Spin-Off fails to qualify under Section 355 of the Code, (ii) the Capital Stock of Borrower distributed in connection with the Spin-Off fails to be treated as qualified property pursuant to Section 355(e) of the Code or (iii) the contribution of assets by Peabody to Borrower in connection with the Spin-Off fails to qualify under Section 368 of the Code or Peabody recognizes any gain in connection with such contribution.

Appendix 5
to the Term Sheet

Definitions to be Incorporated
into the Bridge Facility5

Below are certain Definitions set forth in Section 1.01 of that certain Credit Agreement, dated as of October 31, 2007, among the Company, the lenders party thereto, and Bank of America, N.A., as administrative agent thereunder, as amended as of the date hereof (the “Existing Credit Agreement”).  Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in (i) the Commitment Letter dated April 2, 2008 (the “Commitment Letter”), from ArcLight to the Company, of which this Appendix 5 forms an integral part, or (ii) the Existing Credit Agreement, in each case as appropriate.  All section references set forth below, or any use of the phrases “herein,” “hereunder,” or similar phrases, shall refer to the relevant sections of the Existing Credit Agreement.  For the avoidance of doubt, it is understood that the Definitions contained in the Bridge Facility Documentation shall (i) with respect to the matters set forth below, be in the form set forth below, and (ii) in the case of all other matters, be on Acceptable Bridge Terms.

“Amendment” means the Amendment No. 1 to that certain Credit Agreement, dated as of October 31, 2007, among the Company, the lenders party thereto, and Bank of America, N.A., as administrative agent thereunder (the “Existing Credit Agreement”).

“Amendment Effective Date” means the date that the Amendment shall become effective.

“Magnum Acquisition” has the meaning set forth in the Existing Credit Agreement (as amended by the Amendment).

“Magnum Acquisition Credit Agreement” has the meaning set forth in the Existing Credit Agreement (as amended by the Amendment).

“Merger Date” means the date that the Magnum Acquisition is consummated.

____________
5 Note: Definitions to conform with the Existing Credit Agreement, as amended, and the Intercreditor Agreement definitions.  Also, additional definitions are to be imported as required.

“Subsidiary Guarantors” means, collectively, the subsidiaries of the Borrower listed on Schedule 1.01(a) and each other Guarantor Subsidiary of the Borrower that guarantees the Obligations pursuant to Section 6.12 or otherwise.